CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 50 to Registration Statement No. 2-56978 on Form N-1A of our report dated February 22, 2013, relating to the financial statements and financial highlights of BlackRock Pacific Fund appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2012, and to the references to us under the headings “Financial Highlights” and “Fund and Service Providers” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 26, 2013